Pricing Supplement Dated: January 10, 2011
(To Prospectus Supplement Dated February 26, 2009 to Prospectus Dated May 7, 2008)
Pricing Supplement No. 23

Rule 424(b)(2)
File No. 333-150486

U.S. $664,542,000

JOHN DEERE CAPITAL CORPORATION
JDCC CORENOTES[SM]
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Fixed Rate Note CUSIP Number	Price to Public (%)	Price to Purchasing Agent (%)	Fixed Interest Rate per Annum(%)	Interest Payment Frequency	Interest Payment Dates	Survivor's Option	Stated Maturity Date
24424CBQ3	100.000	99.375	1.600	SEMI-ANNUAL	July and January 15 of each year, beginning July 15, 2011	YES	January 15, 2014

Redemption Information: Non-Callable

Investing in these notes involves risks (see "Risk Factors" in our Annual Report on Form 10-K filed with the SEC).

John Deere Capital Corporation

Trade Date: Friday, January 14, 2011
Settlement Date: Thursday, January 20, 2011
Other Terms: None
Purchasing Agent: Incapital LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov or by visiting InterNotes.com. Alternatively, the issuer or Incapital LLC will arrange to send you the prospectus if you request it by emailing info@incapital.com.

Incapital LLC will serve as Purchasing Agent for the JDCC CoreNotes program established pursuant to the prospectus supplement dated February 26, 2009 to the prospectus dated May 7, 2008.

John Deere Capital Corporation
JDCC CoreNotes[SM]

CoreNotes[SM] is a service mark of Merrill Lynch & Co., Inc.